Exhibit 5.2

June 15, 2011

Darling International Inc.

251 O’Conner Ridge Blvd

Suite 300

Irving, TX 75038

Ladies and Gentlemen:

We have acted as counsel to Griffin Industries LLC, a Kentucky limited liability company (“Griffin”), a wholly-owned subsidiary of Darling International Inc. (“Darling”) in connection with the Guarantee (as defined below). We have been advised by Darling that: on or about June 15, 2011, Darling intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, a Registration Statement on Form S-4 (as amended, the “Registration Statement”), with respect to $250,000,000 aggregate principal amount of 8.5% Senior Notes due 2018 (the “Exchange Notes”) of Darling; the Exchange Notes will be offered in exchange for like principal amount of Darling’s outstanding unregistered 8.5% Senior Notes due 2018 (the “Restricted Notes”) pursuant to the Registration Rights Agreement, dated as of December 17, 2010 (the “Registration Rights Agreement”), by and among Darling, Griffin, the other guarantors named therein (together with Griffin, the “Guarantors”) and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein; the Restricted Notes were, and the Exchange Notes will be, issued pursuant to the Indenture dated as of December 17, 2010 (including all amendments or supplements thereto, the “Indenture”), among Darling, the Guarantors and U.S. Bank National Association, as trustee; and the Exchange Notes will be unconditionally guaranteed on a senior basis by Griffin pursuant to guarantees contained in the Indenture (the “Guarantee”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Registration Rights Agreement; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Griffin, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We also have assumed that Griffin has received good, valuable and sufficient consideration in exchange for the Guarantee. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of Griffin.

THOMPSON HINE LLP ATTORNEYS AT LAW	312 Walnut Street 14th Floor Cincinnati, Ohio 45202-4089	www.ThompsonHine.com Phone 513.352.6700 Fax 513.241.4771

Darling International Inc.

June 15, 2011

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	Griffin is a limited liability company validly existing and in good standing under the laws of the Commonwealth of Kentucky and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2.	Griffin has all requisite limited liability company power and authority to execute and deliver the Guarantee and to perform its obligations thereunder. The execution, delivery and performance of the Guarantee by Griffin has been duly authorized by all necessary limited liability company action on the part of Griffin.

3.	The Guarantee (assuming due authentication and delivery of the Exchange Notes by the Trustee in accordance with the terms of the Indenture) will be duly and validly executed and delivered by Griffin.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

LFS/DDR

816977.6